Exhibit 99.1

PASSUR®
AEROSPACE

KNOW NOW™

Executive Offices
One Landmark Square
Suite 1900
Stamford, CT 06901
203.622.4086: tel
203.629.2970: fax

Research & Production
35-1 Orville Drive
Bohemia, NY 11716
631.589.6800: tel
631.589.6858: fax

February 13, 2019

Dear Fellow Shareholders:

During the fiscal year ended October 31, 2018 (“FY18”), PASSUR continued to pursue transformative opportunities that we believe will enable us to achieve our objectives and have a major impact on our industry, our customers and the traveling public, while profitably growing your Company.

Continued growth from our domestic base and new international business provided for a revenue increase of about 7% to $14,818,000 in FY18, compared to $13,871,000 in the fiscal year ended October 31, 2017.

We continue to invest in our business because we believe that PASSUR has the opportunity to grow global airspace and airport capacity through the innovative use of digital technology, while minimizing expensive infrastructure investments. We serve global airlines, airports and Air Navigation Service Providers (ANSPs) with solutions that combine expertise with a proven software platform to improve punctuality and traffic throughput, while minimizing the impact of disruptions.

In FY18, the Company’s pre-tax loss increased to approximately $5,480,000, which included approximately $1,500,000 of one-time charges and approximately $200,000 of inventory reserves, compared to a pre-tax loss of $1,559,000 in the previous fiscal year.

In addition, we have established a leadership position in system-wide collaborative decision support. PASSUR has had dramatic successes in helping to identify, predict, and remove constraints at congested and/or weather-disrupted airports. PASSUR’s collaborative decision-making platform has been deployed to reduce delays and cancellations, and increase operational resilience, at Dallas Fort Worth Airport, Fort Lauderdale International Airport, and Toronto Pearson International Airport. We are confident that we can scale these solutions to global airports and airlines with similar growth opportunities. Included below are links to previously published articles describing how PASSUR’s collaborative decision-making platform has helped at Dallas Fort Worth Airport and Fort Lauderdale International Airport:

https://airportimprovement.com/article/dallas-fort-worth-int-l-improves-diversion-process-new-software

https://www.passur.com/wp-content/uploads/2017/10/AIM-IT_Ops_FLL-10.2017.pdf

Growth in our international markets has exceeded expectations, with solution subscriptions and consulting services provided to major international airports and airlines, such as Toronto Pearson International Airport, Air France, TAP Portugal, and another major international airline to be announced shortly. The demand for our front-end consulting to identify available capacity and system improvements continues to grow. Following a consulting period, our software platform is often then deployed to ensure that our customers receive continuous and enduring value.

Many of these recent initiatives have been successful because of our significant investment in PASSUR’s Business Intelligence Group (PASSUR BI), which was instrumental in delivering on the TAP contract and is the centerpiece of PASSURs business analytics capabilities. The PASSUR BI group is led by Ilhan Ince, Vice President of Business Intelligence and Analytics, who joined PASSUR in December 2017. Previously, Mr. Ince was the Managing Director of Operations Planning and Performance at American Airlines.

Additionally, over the past two fiscal years, PASSUR has made major investments in product development and sales and marketing. It has also added senior management with significant industry expertise and operational experience. Most recently, we hired as Chief Commercial Officer, Niels Steenstrup, who previously led the very successful international growth program for Gogo. We believe that these investments are critical to achieving our long-term business objectives, and we are beginning to see the benefits of these investments.

In the current fiscal year, PASSUR will continue to make significant investments to add to the Company’s capabilities and infrastructure, funded in part by an increase in our notes payable. As of January 31, 2019, our notes payable increased to $6,960,000, compared to $6,050,000 as of October 31, 2018.

This fiscal year, ending October 31, 2019, is expected to be a transitional year, with only moderate revenue growth, but we are cautiously optimistic that our ongoing investments in a market segment where we believe PASSUR has unique capabilities will pay off in accelerated revenue growth in the years ending October 31, 2020 and beyond.

Thank you for your continuing support, patience, and faith in our Company.

James T. Barry

President & Chief Executive Officer

G.S. Beckwith Gilbert

Chairman of the Board

Forward Looking Statements

This letter contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s future plans, objectives, and expected performance.  These statements are based on assumptions that the Company believes are reasonable but are subject to a wide range of risks and uncertainties, and a number of factors could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements referred to above.  These factors include, without limitation, the risks and uncertainties discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2018 filed with the Securities and Exchange Commission (“SEC”) on January 29, 2019, the uncertainties related to the ability of the Company to sell its existing product and professional service lines, as well as in new products and professional services (due to potential competitive pressure from other companies or other products), as well as the potential for terrorist attacks, changes in fuel costs, airline bankruptcies and consolidations, economic conditions, and other risks detailed in the Company's periodic report filings with the SEC.  Other uncertainties that could impact the Company include, without limitation, uncertainties with respect to future changes in governmental regulation and the impact that such changes in regulation will have on the Company’s business.  Additional uncertainties include, without limitation, uncertainties relating to: (1) the Company's ability to find and maintain the personnel necessary to sell, manufacture, and service its products; (2) its ability to adequately protect its intellectual property; and (3) its ability to secure future financing.  Readers are cautioned not to place undue reliance on these forward-looking statements, which relate only to events as of the date on which the statements are made and which reflect management’s analysis, judgments, belief, or expectation only as of such date.  The Company undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  Readers are advised, however, to consult any further disclosures we make on related subjects in our Forms 10-Q and 8-K.